Form 10KSB, Exhibit 13
period 2002-12-31
US WEST HOMES INC
filed 2003-04-16
CIK 1095175

                                                                      EXHIBIT 13

                            U.S. WEST HOMES, INC.
                    (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT                                    F-2

CONSOLIDATED BALANCE SHEET                                      F-3 to F-4
    December 31, 2002

CONSOLIDATED STATEMENTS OF OPERATIONS                           F-5
    For the Years Ended December 31, 2001,
    and 2002

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                 F-6 to F-9
    For the Year Ended December 31, 2001
    and 2002

CONSOLIDATED STATEMENTS OF CASH FLOWS                           F-10 to F-11
    For the Years Ended December 31, 2001,
    and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      F-12

                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
U.S. West Homes, Inc.
(formerly Senior Care International, Inc.)

We have audited the accompanying consolidated balance sheet of U.S. West Homes, Inc., formerly Senior Care International, Inc., and subsidiaries (the "Company"), as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. West Homes, Inc., formerly Senior Care International, Inc., and subsidiaries, as of December 31, 2002 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                                             /s/ McKennon, Wilson & Morgan LLP
                                             ----------------------------------

Irvine, California
April 14, 2003

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                    December 31,
                                                                        2002
                                                                    ------------
Manufacturing Assets:
 Current assets:
  Cash                                                              $   110,000
  Accounts receivable, net of allowance for
   doubtful accounts of $38,000                                         444,000
  Inventory (Note 14)                                                   457,000
  Other current assets                                                   36,000
                                                                    ------------
    Total current assets                                              1,047,000

 Property and equipment, net of
  accumulated depreciation of $475,000
  (Notes 3 and 14)                                                      611,000

 Intangible assets, net of
  accumulated amortization of $295,000
  (Notes 3, 4 and 14)                                                   832,000
                                                                    ------------
Total Manufacturing Assets                                            2,490,000
                                                                    ------------
Real Estate Assets (Notes 3, 5 and 7):
  Inventories                                                         3,038,000
  Held for development                                               28,418,000
  Construction in progress                                            1,614,000
  Other assets                                                           55,000
                                                                    ------------
Total Real Estate Assets                                             33,125,000
                                                                    ------------
Other Assets:
 Investments in marketable
  securities (Note 2)                                                    50,000
 Equity investment held for liquidation (Note 2)                      1,000,000
 Notes receivable (Notes 3 and 6)                                    20,151,000
                                                                    ------------
Total Other Assets                                                   21,201,000
                                                                    ------------
Total Assets                                                        $56,816,000
                                                                    ============

(continued)

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                      CONSOLIDATED BALANCE SHEET, continued

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                    December 31,
                                                                       2002
                                                                   -------------
Manufacturing Liabilities:
 Current liabilities:
  Accounts payable                                                 $    280,000
  Accrued liabilities                                                    17,000
  Notes payable (Note 8)                                                336,000
  Unearned income                                                       230,000
                                                                   -------------
Total manufacturing liabilities                                         863,000
                                                                   -------------
Real Estate Liabilities:
 Accounts payable                                                     1,079,000
 Accrued interest                                                       468,000
 Mortgage notes payable (Note 7)                                      4,781,000
 Mortgage note payable to related party (Note 7)                        551,000
                                                                   -------------
Total Real Estate Liabilities                                         6,879,000
                                                                   -------------
Other liabilities:
 Note payable to related party (Note 9)                               3,338,000
 Judgments payable (Note 11)                                          1,664,000
                                                                   -------------
Total Other Liabilities                                               5,002,000
                                                                   -------------
TOTAL LIABILITIES                                                    12,744,000
                                                                   -------------

COMMITMENTS AND CONTINGENCIES (NOTE 11)

Redeemable common stock, 77,652,632
  shares issued and outstanding (Note 10)                             7,377,000
                                                                   -------------
STOCKHOLDERS' EQUITY (Note 12):
All classes - shares authorized, 1,050,000,000;
 $.001 par value per share:
 Series F convertible, redeemable preferred
  Stock, 1,050,000 shares issued and
  outstanding                                                             1,000
 Series G convertible preferred stock
  39,821 shares issued and outstanding                                       --
 Series J convertible preferred stock,
  557,642 shares issued and outstanding                                   1,000
 Series K convertible preferred stock
  50,000 shares issued and outstanding                                       --
 Common stock, 119,809,735
  shares issued and outstanding                                         119,000
 Additional paid-in capital                                          97,114,000
 Accumulated deficit                                                (60,540,000)
                                                                   -------------
Total stockholders' equity                                           36,695,000
                                                                   -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 56,816,000
                                                                   =============

See Notes to Consolidated Financial Statements

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        For The Years Ended
                                                            December 31,
                                                        2001           2002
                                                   -------------   -------------
Revenues:
 Real estate sales                                    4,101,000         671,000
 Furniture sales                                      4,700,000       4,481,000
                                                   ------------    ------------
Total revenues                                        8,801,000       5,152,000
                                                   -------------   -------------
Cost of revenues:
 Real estate sales                                    4,006,000         653,000
 Furniture sales                                      3,878,000       3,437,000
                                                   -------------   -------------
Total cost of revenues                                7,884,000       4,090,000
                                                   -------------   -------------
Gross Profit                                            917,000       1,062,000
                                                   -------------   -------------
Operating expenses (Notes 5, 6, 9 and 12):
 Sales and marketing                                    269,000         342,000
 General and administrative                           1,749,000       2,147,000
 Stock-based compensation (Note 12)                  15,312,000       7,046,000
 Settlement of notes payable to related party                --       1,741,000
 Impairments of notes receivables                            --      12,321,000
 Impairment of real estate assets                            --       1,138,000
 Loss on settlements                                  2,231,000         518,000
                                                   -------------   -------------
Total operating expenses                             19,561,000      25,253,000
                                                   -------------   -------------
Loss from operations                                (18,644,000)    (24,191,000)
                                                   -------------   -------------
Other expense (income):
 Interest expense                                     1,162,000       1,437,000
 Loss on investments held for liquidation                    --       1,000,000
 Loss on investments, at cost                                --         870,000
 Unrealized loss on marketable securities                    --       4,150,000
 Interest income                                         (2,000)             --
 Forgiveness of debt                                   (676,000)             --
 Other (income) expense                                 390,000          32,000
                                                   -------------   -------------
Total other (income) expense                           (874,000)     (7,489,000)
                                                   -------------   -------------

Loss before discontinued operations                 (19,518,000)    (31,680,000)

Discontinued operations (Notes 5 and 14):
 Loss from discontinued operations                     (220,000)       (165,000)
 Gain (loss) on sale of
  discontinued operations                              (678,000)        957,000
                                                   -------------   -------------
Net Loss                                           $(20,416,000)   $(30,888,000)
                                                   =============   =============
Basic and diluted loss per share:

Loss before discontinued operations                $      (1.59)          (0.34)
Loss from discontinued operations                          (.02)             --
Loss on sale of discontinued operations                    (.06)            .01
                                                   -------------   -------------
Net loss                                           $      (1.67)   $      (0.33)
                                                   =============   =============

Basic and diluted weighted average number of
 common shares outstanding                           12,290,862      92,888,776
                                                   =============   =============

See Notes to Consolidated Financial Statements

                                             U.S. WEST HOMES, INC.
                                  (FORMERLY SENIOR CARE INTERNATIONAL, INC.)

                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                For the Years Ended December 31, 2001 and 2002

                                                 Series F            Series G           Series J         Series K
                                              Preferred Stock     Preferred Stock   Preferred Stock   Preferred Stock
                                            Shares       Amount   Shares  Amount    Shares   Amount   Shares   Amount
                                            --------------------------------------------------------------------------
Balances as of
 December 31, 2000                                 --    $    --      --  $    --        --  $   --       --   $

Stock issued for professional
 services rendered

Stock issued pursuant
 to settlement agreement

Stock issued for cash of $8,000,
 net of expense recognized from
 the sale of stock at less than
 fair market value

Stock issued to acquire
 real property

Stock issued in
 settlement of debt

Stock F Preferred issued to acquire
 Contracts for deed                         1,050,000      1,000

G Preferred stock issued for settlements                           3,163

K Preferred stock issued pursuant to
 settlement agreement                                                                                 50,000

Sale of rental property for
 cancellation of stock issued

Stock issued to acquire
 real property                                                                      600,000   1,000

Net loss
                                            --------------------------------------------------------------------------
Balances as of
 December 31, 2001                          1,050,000    $ 1,000   3,163  $    --   600,000  $1,000   50,000   $   --

(continued)                                           F-6


                                             U.S. WEST HOMES, INC.
                                  (FORMERLY SENIOR CARE INTERNATIONAL, INC.)

                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           For the Years Ended December 31, 2001 and 2002 continued

                                                             Additional                               Total
                                        Common Stock          paid-in           Accumulated       Stockholder's
                                     Shares       Amount      capital             Deficit            Equity
                                  -----------------------------------------------------------------------------
Balances as of
 December 31, 2000                   446,633     $  1,000   $ 16,356,000        $ (9,236,000)     $  7,121,000

Stock issued for services         14,036,882       14,000     15,298,000                            15,312,000

Stock issued pursuant to
 settlement agreement                  2,800                      41,000                                41,000

Stock issued for cash of $8,000,
 net of expense recognized from
 the sale of stock at less than
 fair market value                    24,793                      96,000                                96,000

Stock issued acquire
 real property                     1,565,000        1,000      1,660,000                             1,661,000

Stock issued in
 settlement of debt                2,873,495        3,000      2,079,000                             2,082,000

F Preferred issued to acquire
 contracts for deed                                           32,308,000                            32,309,000

G Preferred stock issued for
 settlements                                                     190,000                               190,000

K Preferred stock issued pursuant
 to settlement agreement                                       2,000,000                             2,000,000

Sale of rental property for
 cancellation of stock issued         (2,334)                     (9,000)                               (9,000)

J Preferred issued to acquire
  real property                    1,500,000        1,000     17,069,000                            17,071,000

Net Loss                                                                         (20,416,000)      (20,416,000)
                                  -----------------------------------------------------------------------------
Balances as of
 December 31, 2001                20,447,269     $ 20,000   $ 87,088,000        $(29,652,000)     $ 57,458,000

(continued)
                                                      F-7

                                             U.S. WEST HOMES, INC.
                                  (FORMERLY SENIOR CARE INTERNATIONAL, INC.)

                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           For the Years Ended December 31, 2001 and 2002, continued

                                           Series F            Series G            Series J          Series K
                                          Preferred           Preferred           Preferred          Preferred
                                       Shares     Amount    Shares   Amount    Shares   Amount    Shares    Amount
                                     ------------------------------------------------------------------------------

Stock issued for services

Stock issued in exchange
 for investment, as cost

Stock issued to cancel debt
 to related party

Conversions of preferred stock                               (683)             (42,358)

Preferred shares issued for
Cancellation of common stock                               37,708

Net loss
                                     ------------------------------------------------------------------------------
Balances as of
 December 31, 2002                   1,050,000   $ 1,000   40,188   $   --     557,642  $1,000    50,000   $    --


                                             U.S. WEST HOMES, INC.
                                  (FORMERLY SENIOR CARE INTERNATIONAL, INC.)

                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           For the Years Ended December 31, 2001 and 2002, continued

                                                                 Additional                           Total
                                      Common Stock                paid-in          Accumulated     Stockholder's
                                    Shares       Amount           capital            Deficit          Equity
                                --------------------------------------------------------------------------------

Stock issued for services         55,546,088      55,000          6,991,000                           7,046,000

Stock issued in exchange
for investment, as cost            3,000,000       3,000            867,000                             870,000

Stock issued to cancel debt
to related party                  22,978,401      23,000          2,176,000                           2,199,000

Conversions of preferred stock    17,875,685      18,000            (18,000)                                 --

Preferred stock issued for
cancellation of common stock         (37,708)         --             10,000                              10,000

Net loss                                                                            (30,888,000)    (30,888,000)
                                --------------------------------------------------------------------------------
Balances as of
 December 31, 2002               119,809,735    $119,000        $97,114,000        $(60,540,000)    $36,695,000
                                ================================================================================

See: Notes to consolidated financial statements

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              For The Year Ended
                                                                December 31,
                                                             2001            2002
                                                        -------------   -------------
                                                        (as restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                                $(20,416,000)   $(30,888,000)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation and amortization                              296,000         270,000
  Loss on discontinued operations                                 --         165,000
  Loss (gain) on sale of discontinued operations             678,000        (957,000)
  Issuance of common stock for services                   15,326,000       7,046,000
  Provision for unrealized losses on marketable
   securities and investment, at cost                             --       6,020,000
  Loss on settlements                                             --         518,000
  Impairment of notes receivable                                  --      12,321,000
  Loss on settlement of note payable to related party             --       1,741,000
  Impairments on real estate at cost                              --       1,138,000
  Issuance of common stock for settlement                    231,000              --

  Issuance of common stock for expenses                       88,000              --
  Issuance of K preferred for settlements                  2,000,000              --
  Forgiveness of debt                                       (676,000)             --
 Changes in operating assets and liabilities:
    Accounts Receivable                                      148,000         (19,000)
    Manufacturing inventory                                   70,000          27,000
    Real estate inventory                                  2,931,000         538,000
    Prepaid liabilities                                           --          60,000
    Accounts payable                                        (780,000)        685,000
    Accrued expenses                                              --          16,000
    Unearned income                                               --         142,000
    Other liabilities                                        378,000        (164,000)
    Other current assets                                     (74,000)             --
    Accrued interest                                         728,000         385,000
                                                        -------------   -------------
      Net cash provided by (used in) operating
            activities                                       928,000        (956,000)
                                                        -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

 Real estate expenditures                                         --        (950,000)
 Increase in other assets                                     82,000         (36,000)
                                                        -------------   -------------
      Net cash provided by (used in) investing
            activities                                        82,000        (986,000)
                                                        -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sales of common stock                            8,000              --
Proceeds from mortgage loans                               1,292,000              --
Net borrowings on line of credit with related party          516,000       2,011,000
Net borrowings on credit line                                     --         (48,000)
Repayments of mortgage loans                              (2,768,000)        (43,000)
                                                        -------------   -------------
      Net cash provided by (used in) financing
            activities                                      (952,000)      1,920,000
                                                        -------------   -------------
Net increase (decrease) in cash                               58,000         (22,000)
Cash at beginning of year                                     74,000         132,000
                                                        -------------   -------------
Cash at end of year                                     $    132,000    $    110,000
                                                        =============   =============

See notes to Consolidated Financial Statements

                             U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                                                               For The Year Ended
                                                                   December 31,
                                                               2001           2002
                                                         -------------    -------------
                                                          (as restated)
Supplemental disclosure of cash flow information
  Cash paid during the year for
   interest, net of amounts capitalized                  $    592,000     $    857,000
                                                         =============    =============
Supplemental disclosure of non-cash investing
 and financing activities:
 Real estate activities:
  Series F Preferred issued for real estate
   contracts for deed                                    $ 32,478,000     $         --
  Series J Preferred issued for real estate assets
   net of liability assumed of $7,377,000                  17,071,000               --
  Redeemable common stock issued for repayment of note             --        7,377,000
  Common stock issued for real estate assets                1,661,000               --
  Common stock issued for payment of mortgage notes         2,082,000               --
  Common stock issued in settlement of related
   party notes payable                                             --        2,199,000
  Net sale of contracts for deed for notes                         --       32,478,000
  Marketable securities received from sales
   of commercial rental property                                   --        4,200,000
 Other financing and investing activities:
  Common stock issued for investment, at cost                      --          870,000

See notes to Consolidated Financial Statements

                                      F-11

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND BUSINESS

U.S. West Homes, Inc. ("U.S. West Homes" or the "Company") was organized February 26, 1968 under the laws of the State of Idaho as Golden Chest, Inc. ("Golden Chest"). During 1998 and through April 1999, the Company was inactive.

On August 26, 1999, Golden Chest reincorporated in Nevada changed its name to Senior Care Industries, Inc. to better reflect its intended business of housing for senior citizens, then later again changed the name to U.S. West Homes during 2002.

On August 31, 1999, the Company completed the purchase of various assets, and assumed related mortgage liabilities from various, then, unrelated parties. East-West Community Developer, Inc. previously acquired rights to the properties and assigned their rights to U.S. West Homes. No one shareholder controlled the corporation after the acquisition. Management acquired undeveloped land, acquired partially-developed commercial real estate projects, and an equity interest in certain land held for development in an effort to begin or complete development, and ultimately, generate rents from leasing arrangements or sales the assets for a profit. See Note 3 for discussion of the purchase and the net assets acquired.

On May 1, 2000, the Company acquired all the common stock of Noble Concepts Fidelity, Inc. ("Noble"), a manufacturer of wood furniture and cabinets in San Diego, California (Note 3). Management acquired Noble to improve its operations and generate cash flows, and to enable the Company to manufacture cabinets and improvements for its senior housing and development projects.

On April 30, 2001, the Company, through its Mexican subsidiary, Senior Care International, S.A. de C.V. purchased contracts for deed relative to four parcels of real property located in Baja California in Mexico for a total purchase price of $70,229,000 less certain debts which brought the adjusted purchased price down to $32,472,000. The properties represented by the contracts for deed included an uncompleted shopping center, ocean front land suitable for development for a hotel in Rosarito Beach, 650 acres of raw land adjacent to the Bajamar Golf & Country Club in Ensenada, an unfinished condominium complex south of Rosarito Beach and 16 acres of ocean front land inside of the Bajamar Golf & Country Club suitable for development of a time share project. The Company paid 1,050,000 shares of Series F convertible preferred stock for these contracts. The stock converts into common stock over a period of six years with the first conversion date being on April 1, 2003. Subsequently, 2002, the stock in our Mexican corporation was sold to a Mexican group and the Company accepted promissory notes which are equal to our purchase price payable over a period of four years from the sale date.

During early 2003, management discovered that two of the contracts which had been sold were likely unenforceable and were informed by the Mexican group that they had no intention of attempting to obtain title to the properties represented by those contracts. Management agreed to forgive the promissory notes to the Mexican group for the unfinished condominium complex and the ocean front land inside of the Bajamar Golf & Country Club zoned for time shares and has impaired the value of those assets on its financial statements for the year ended December 31, 2002 (See note 6).

During 2001, the Company acquired several properties in an effort to expand its real estate development (see Note 3). Presently, the Company holds all of the voting capital stock or 100% of the membership interest in corporations and limited liability companies ("LLC"), which are controlled, and for financial reporting purposes, consolidated in accompanying financial statements. Corporations and LLCs consolidated, in addition to East-West and Noble described above, were as follows:

Flamingo 55, Inc. purchased a land tract and site entitlements to develop and sell 55 senior town homes in Las Vegas, Nevada. To date no significant development activities have started because management requires construction financing. The property is currently listed for sale.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND BUSINESS, CONTINUED

S.R.I. SFR, Inc. purchased a land tract and site improvements to build 223 homes in San Jacinto, California known as The Cottages at San Jacinto. Construction has not yet begun.

Evergreen Manor II, LLC is the owner, developer and seller of senior condominiums in Los Angeles, California. Project development was completed in late 2000, with sales of units in 2001 and continuing in 2002. This entity is currently in Chapter 11 Bankruptcy.

Signature Properties, Inc. is the owner of the land tract and site entitlements to build senior apartment units in Albuquerque, New Mexico. This property is in foreclosure.

Mantis Investments, Inc., formed in November 2001, acquired a 750-acre, land tract and a 48-pad mobile home park near Oasis, Nevada.

U.S. West Homes also owns a 45% membership interest in Delran Associates, LLC ("Delran"). Delran owns 30 acres of an undeveloped, fully entitled, commercial shopping center site. U.S. West Homes initiated litigation to liquidate and distribute the assets of Delran.

On November 15, 2002, the shareholders approved to increase the authorized shares of all classes of stock to 1.05 billion shares, $0.001 par value per share.

Management approved the formation of limited partnerships during 2002 that will develop Flamingo 55 and The Cottages at San Jacinto as subsidiaries of U.S. West Homes. This resulted in the transfer of the real estate into those new partnership entities in order to facilitate the development of those properties. The properties contributed were carried at their historical costs.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Principles of Consolidation
---------------------------
The accompanying consolidated financial statements include the accounts of the Company, and its majority owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company's investments in unconsolidated subsidiaries in which it has the ability to exercise significant influence over operating and financial policies, but does not control, are accounted for by using the equity method. Accordingly, the Company's share of the earnings of these equity basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any permanent impairment in value.

Discontinued Operations
-----------------------
Friendly Bear Plaza, Inc. that owns commercial real estate consisting of 21,200 square feet of rentable space in a shopping mall (strip center) in Las Vegas, Nevada, and P/R Business, Inc. that owns 24,000 square feet, commercial office building known as Pecos Russell Business Center, in Las Vegas, Nevada, were sold on May 9, 2002. In accordance with SFAS 146 the Company reported the results of the operations of the business units sold as discontinued operations. [See recently issued accounting standards discussed in this note.] The Company generated rental income from its operations.

Reclassifications
-----------------
Certain prior year items have been reclassified to conform to the current year presentation.

Stock Split
-----------
Effective March 15, 2001, the Company's board of directors approved a one (1) for 30 share stock split. All shares and per share information during the years presented have been retroactively adjusted for the effects of the reverse stock split.

Use of Estimates by Management
------------------------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions include those made surrounding inventory valuation, real estate valuation, as well as allowances for doubtful accounts and deferred income tax assets, losses for contingencies and certain accrued liabilities.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

Risks and Uncertainties
-----------------------
Shareholder Dilution

The Company's management has relied on the issuance of its common stock to provide working capital and provide compensation to officers, directors and consultants. The trading price of the Company's common stock has declined over time. If the Company continues to rely on the issuance of common stock to retain key management and consultants, based on current per-share prices, the existing shareholders may be significantly diluted in the future.

Construction Financing

The Company requires construction financing for its Flamingo 55 and the Cottages of San Jacinto residential real estate projects. In the event the Company is unable to obtain construction financing, the Company could be adversely affected. Specifically, the Company has defaulted on certain of its existing mortgage obligations because of the management's inability to pay the principal when due. This inability may further result in other defaults in the future. Continued delays will adversely impact the Company's liquidity and available cash.

Environmental Liabilities

With respect to real estate development projects that are in beginning stages, as well those that are underway, insufficient information may exist upon which judgments can be made as to the validity or ultimate determination as to whether there may be unknown environmental liabilities, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included for such unknown potentials.

Concentrations and Credit Risk
------------------------------
Management provides credit terms to its customers, which purchase furniture from Noble. Management provides an allowance for doubtful accounts based on current and historical events. From time to time the Company grants returns of products, discounts and credits in the normal course of business and are reflected as a reduction of sales.

During the periods presented, no third-party vendors accounted for greater than 10% of total purchases, and no vendor of Nobel accounted for greater than 10% of its total material purchases.

Inventory
---------
Inventories are stated at the lower of cost, as determined using the first-in, first-out ("FIFO") method, or market. Inventories at Noble consist of raw materials, consisting of cut lumber and leather, work-in process, consisting of component parts and furniture, and finished goods furniture. Costs include materials and direct labor and allocated overhead.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

Marketable securities
---------------------

Marketable securities are accounted for under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's investments consisted of marketable equity securities, which were classified as "available-for-sale" in accordance with the provisions of SFAS No. 115. Accordingly, such investments are carried at their estimated fair values in the accompanying consolidated financial statements. Fair value is determined based on quoted market prices. Marketable securities may contain restrictions on sale under Rule 144 of the Securities Act of 1933 and still be considered available-for-sale securities. Also, the security may not be easily or readily salable and the market for the stock in the particular security may be thinly traded. In addition, the companies U.S. West Homes invests may have limited operating histories, may have incurred significant losses, or may have a market value which significantly exceeds the underlying assets of the investee company. Shares received by U.S. West Homes may require a substantial discount from the current market quotes. The specific identification method is used to determine cost for each security. Unrealized losses which are considered temporary are excluded from net income
(loss) and reported as a separate component of shareholders' equity, net of the related tax effect and as a component of comprehensive income (loss). When a decline in market value is considered permanent by management, the Company reports such impairment in operations.

On April 25, 2002, U.S. West Homes received a total of 4,200,000 common shares of U.S. Homes and Properties, Inc. ("USHP"), formerly Career Worth, Inc. which comprised less than 20% of the shares outstanding in Career Worth. The equity interest held by U.S. West Homes is accounted for as available-for-sale marketable securities. The shares contain a restriction on sale under Rule 144. Also, this security may not be easily or readily salable, and the market for the stock is thinly traded. The Company obtained these shares at a substantial discount from the market quotation when they were received. However, in its most recent unaudited quarterly financial statement filed on November 20, 2002, USHP reported that it had a total of 28,250,417 common shares outstanding with reported shareholder equity of $1,673,262 or a book value of approximately $.06 per share. Near December 31, 2002, the stock has been trading on the over the counter bulletin board at a bid price of between $.001 to $.01 per share. At the time the Company accepted the stock, the value was established at $1.00 per share and at that time, the average bid price per share was approximately $3.00. The Company used $1.00 per share, since it is entitled to receive make-up shares sufficient to retain the value received. Because of USHP's inability to achieve operating profits, shareholder equity and value, management has determined that the asset should be impaired and the carrying value reduced from $1.00 per share or $4,200,000 to approximately $.01 per share or $50,000.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

Equity Investment Held for Liquidation
--------------------------------------
U.S. West Homes acquired a 45% membership interest in Delran, an entity which holds 30 acres of an undeveloped, fully entitled, commercial shopping center site, and cash. The Company has not reported its share of the income or loss from Delran because management of U.S. West Homes has not had access to financial information on a periodic basis, and management has not had significant influence in the day-to-day operations of Delran. U.S. West Homes initiated litigation in late 1999, which continues through the current date, to liquidate and distribute the assets of Delran. Management had information available in 2000 that affected the carrying value of that interest. Through litigation, management has discovered approximately $2,000,000 in cash and property under contract to sell in the amount of $5,000,000. Management believed, and continues to believe, its interest will be liquidated, and the Company will receive proceeds in the range of $2 million to $2.5 million, net of legal fees and costs to sell the property, based on management's estimate of the fair value of the underlying assets held by Delran. The Company recorded an impairment totaling $1,234,000 during the year ended December 31, 2000 using the low end of the range of liquidation estimate or $2,000,000. Management has now determined that an additional impairment of $1,000,000 be recorded during the year ended December 31, 2002 leaving a revised carrying value of $1,000,000 at December 31, 2002. See Note 11 for discussion of judgment of International Thermal Packaging and their relationship to this asset.

Investment, at cost
-------------------
On April 16, 2002, U.S. West Homes purchased 3,000,000 shares of Stem Genetics, Inc. ("Stem Genetics") in return for 3,000,000 shares of U.S. West Homes common stock valued at $870,000 on the date of purchase. Stem Genetics is involved in medical research of blood stem cells to provide protections to the body's immune system and to discover new therapies for cancer, diabetes and human longevity. Stem Genetics filed Form SB-2 with the Securities and Exchange Commission ("SEC") to effect a public offering at $1.00 per share. However, no filing with the SEC has occurred since August 2, 2002. As a result, management determined that there was considerable doubt as to whether this company would meet its goals and further, the SB-2 has never become effective. As a result, management made the determination to impair the entire carrying value of its investment in Stem Genetics.

Real Estate Inventories
-----------------------
The Company recognizes revenue from real estate sales in accordance with the provisions of SFAS No. 66, "Accounting for Sales of Real Estate." Under SFAS No. 66, a sale shall not be considered consummated until (a) the parties are bound by the terms of a contract, (b) all consideration has been exchanged, (c) any permanent financing for which the seller is responsible has been arranged, and
(d) all conditions precedent to closing have been performed. At the time of revenue recognition, cost of sales is charged with an allocation of direct costs of development, estimated costs of land, land development, indirect construction, other overhead costs, interest and property taxes. In general, the relative value method is used to allocate costs to units sold.

Real Estate Held for Development
--------------------------------
All costs associated with acquiring properties, obtaining entitlements, legal, architectural, engineering and other direct and incremental costs associated with those projects are included in capitalized expenses. All interest incurred on construction loans is capitalized during development activities. In the event the Company encounters delays during the development, management expenses interest costs until active development is resumed. Interest is expensed once a project is substantially complete and ready for its intended use.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

Property Equipment
------------------
Property and equipment, which is used in our furniture manufacturing business at Nobel, are recorded at cost. Betterments are capitalized and maintenance is expensed as incurred. Depreciation and amortization of property and equipment are provided over the estimated useful lives of the assets using the straight-line method. Estimated useful lives are as follows:

          Machinery and equipment                         3-7 years
          Furniture and fixtures                          3-7 years
          Leasehold improvements                  Lease term or asset life,
                                                      whichever is less.
Intangible Assets
-----------------
The Company allocates the excess of cost over the estimated fair value of the tangible net assets are allocated to intangible assets, based on factual information or independent appraisal. Amortization of intangible assets is provided over the estimated periods to be benefited using the straight-line method. Intangible assets acquired in connection with the acquisition of Noble (Note 3) consisted of customer lists and goodwill in the amount of $429,000 and $698,000, respectively. Amortization of customer lists and goodwill for the year ended December 31, 2000, as restated, amounted to $50,000 and $27,000, respectively. Amortization of customer lists and goodwill for the year ended December 31, 2001 amounted to $86,000 and $47,000, respectively. See recent accounting pronouncements below affecting intangible assets.

Impairments of Long-Lived Assets
--------------------------------
The Company's long-lived assets, which include real estate and property and equipment, as well as intangible assets are reviewed annually for impairment and whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future cash flows expected to be generated. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount, or fair value less costs to sell. Also see Recently Issued Accounting Standards.

Revenue Recognition
-------------------
The Company recognizes revenue from manufactured products once all of the following criteria for revenue recognition have been met:

1) Pervasive evidence that an agreement exists; 2) the products have been shipped, if applicable; 3) the prices are fixed and determinable and not subject to refund or adjustment; and 4) collection of the amounts due is reasonably assured.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

Accounting for Stock-Based Compensation
---------------------------------------
The Company uses the intrinsic value-based approach APB No. 25 to account for stock-based compensation issued to employees. The Company has not adopted a fair value-based method of accounting for stock-based compensation plans for employees under SFAS No. 123, as permitted. Stock-based compensation issued to non-employees and consultants are measured at fair value. Common stock purchase options and warrants issued to non-employees and consultants are measured at fair value using the Black-Scholes valuation model. The Company has considered the effects of Interpretation No. 44 of APB No. 25 issued by the FASB, Emerging Issues Task Force ("EITF") No. 96-18 and No. 00-23, when accounting for stock options issued to employees and non-employees. During the years presented, the Company granted stock options with an exercise price of $0.001 per share, the par value of its common stock. Since the exercise price is considered nominal, the grants are effectively issuances of common stock and, accordingly, compensation charges are computed based on the estimated fair value on the date of grant as discussed in the next paragraph. Accordingly, pro forma presentation in accordance with SFAS No. 123 is not considered applicable for the years presented.

Common stock issued for services is recorded at fair value based on market quotations (closing ask price) on the date the board of directors authorizes the issuance and when an agreement is executed. Common stock issued with restrictions under Rule 144 of the Securities Act of 1933, are recorded at fair value after reducing the quoted price by 10% for transferability restrictions. Accounting standards generally accepted in the United States does not allow for discounts greater than 10% of quoted market prices, although transactions involving cash for common stock may substantially differ. See Note 12 for significant transactions involving stock-based compensation.

Fair Value of Financial Instruments
-----------------------------------
U.S. West Homes is required to estimate the fair value of all financial instruments included on its balance sheet at December 31, 2002. The Company considers the carrying value of such amounts in the financial statements (accounts receivable, accounts, etc.) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization. Mortgage notes contain interest rates, which approximate current market rates. Related party notes have no readily ascertainable fair value.

Income Taxes
------------
The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between bases used for financial reporting and income tax reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

Per Share Information
---------------------
Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding. Diluted earnings (loss) per share is computed by dividing net income available to common shareholders by the weighted average common shares outstanding plus the potential effect of dilutive securities which are convertible to common shares such as options, warrants and preferred stock. Due to the net loss incurred in 2001 and 2002, all common stock equivalents outstanding were considered anti-dilutive and were excluded from the calculations of diluted net loss per share. Potential common shares which would have been included in diluted per share information consisting of the incremental common shares issuable upon the conversion of preferred stock, using the if-converted method and the exercise of stock options, using the treasury stock method approximated 297,993,333 shares for the year ended December 31, 2003.

Reporting Comprehensive Income
------------------------------
SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other consolidated financial statements. Comprehensive income includes net income (loss), as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income (loss). The provisions of this statement currently have no impact on the accompanying consolidated financial statements.

Segment Information
-------------------
The Company reports information about operating segments, as well as disclosures about products and services, geographic areas and major customers (See Note 11). Operating segments are defined as revenue-producing components of the enterprise, which are generally used internally for evaluating segment performance.

Business Combinations
---------------------
In June 2001, the Financial Accounting Standards Board finalized Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001, and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142 that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

Intangible Assets
-----------------
SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 144. SFAS 142 was adopted on January 1, 2002 with no material impact.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

Recently Issued Accounting Standards
------------------------------------

The FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations" which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for years beginning after June 15, 2002, with earlier application encouraged. The Company is assessing, but has not yet determined, how the adoption of SFAS 143 will impact its financial position and results of operations.

The FASB also recently issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 supersedes Statement No. 121 to supply a single accounting approach for measuring impairment of long-lived assets, including segment of a business accounted for as a discontinued operation or those to be sold or disposed of other than by sale. The Company adopted Statement No. 144 in 2002. The adoption did not have a significant impact on the Company's financial condition, results of operations and cash flows.

In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). SFAS 145 updates, clarifies and simplifies certain existing accounting pronouncements. Currently, SFAS 145 impacted the Company only with respect to the rescission of SFAS 4. Prior to the issuance of SFAS 145, SFAS 4 required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of the rescission of SFAS 4, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS 145 is required to be adopted for fiscal years beginning after May 2002. The adoption of SFAS No. 145 resulted in the accounting for forgiveness of debt in the accompanying statements of operations, which was previously reported as an extraordinary item.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. This statement was adopted and management has reflected the disposal of its real estate rental operations as "Discontinued Operations."

NOTE 3 - ACQUISITIONS

Flamingo 55
-----------
On May 3, 2001, the Company acquired, through a newly formed corporation, Flamingo 55, Inc., 54 fully entitled lots to build 54 town homes for seniors. In connection therewith, the Company paid $994,000 in the form of $675,000 in cash, a note payable for $53,000 and 265,000 shares of common stock valued at $258,000, as well as paid certain costs of $8,000. The Company obtained an independent appraisal of the value of property acquired.

The Cottages at San Jacinto
---------------------------
On or about July 19 2001, the Company acquired, through a newly formed corporation S.R.I. SFR, Inc., a fully entitled, undeveloped 223-residential property, senior restricted, housing development. In connection therewith, the Company paid $3,129,000 in the form of $1,200,000 in cash, an unsecured note totaling $525,000 and 1,300,000 shares of common stock valued at $1,404,000. The Company obtained an independent appraisal of the value of property acquired.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 3 - ACQUISITIONS, CONTINUED

Plaza Rosarito
--------------
On or about May 22, 2001, Senior Care International purchased contracts for deed for 15 acres of undeveloped ocean-front land from Tri-National Holdings, S.A. de C.V. for $13,000,000 and an adjacent parcel consisting of 9 acres of land, where a partially completed shopping center is located, for $20,200,000. The payment was made by the issuance of 500,000 shares of the Company's Series F Preferred stock. There is a recorded lien against the property for $9,200,000. The Company obtained independent appraisals of the value of properties. The purchase price of the partially-completed shopping center exceeded the appraisal by $7,700,000 and the lesser amount has been used to record the transaction less the amount of the lien of $9,200,000. All of the stock in Senior Care International was sold to Mexican nationals on May 29, 2002 (Note 6).

The Hills of Bajamar
--------------------
Senior Care International purchased from Planification Desarollos de Jatay, S.A. de C.V., contracts for deed for a total of 650 acres of unimproved land in Baja California del Norte for 300,000 shares of Series F Preferred valued at $14,950,000, based on an independent appraisal. The Company is obligated to pay approximately a non-interest bearing, unsecured notes aggregating of $11,262,000 to note holders of Tri-National Development. The "as is" appraisal amount was used to record the transaction less the required assumption of debt of $11,262,000.

All of the stock in Senior Care International was sold to Mexican nationals on May 29, 2002 and U.S. West Homes accepted promissory notes from the purchasers due over a period of four years from the sale date. The amount of the promissory notes dovetail to the original purchase price by U.S. West Homes (Note 6).

Plaza Resorts
-------------
Senior Care International purchased a contract for deed to purchase approximately 16 acres of ocean front land within the Bajamar Golf and Country Club in the municipality of Ensenada, with plans for 328 timeshare units from Inmobilaria Plaza Baja California, S.A. de C.V. The Company issued 150,000 shares of Series F Preferred valued at $16,079,000. U.S. West Homes agreed to assume the outstanding mortgage on this property of $9,079,000. The Company obtained an independent appraisal of the value of property acquired. The "as is" appraisal amount was used to record the transaction less the required assumption of debt $9,079,000, less a $79,000 reduction to the carrying value.

All of the stock in Senior Care International was sold to Mexican nationals on May 29, 2002 and U.S. West Homes accepted promissory notes from the purchasers due over a period of four years from the sale date. The amount of the promissory notes dovetail to the original purchase price by U.S. West Homes (Note 6).

On March 10, 2003, management learned that the property underlying the contact for deed is no longer owned by Inmobilaria and that the contract is incapable of enforcement. As a result, the present owners of the stock of Senior Care International informed their attorneys to cease any legal action to enforce Senior Care's rights to that property. As a result, the net carrying value of the promissory notes which U.S. West Homes holds in the amount of $6,921,000 were impaired and charged to operations for the year ended December 31, 2002.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 3 - ACQUISITIONS, CONTINUED

Portal Del Mar Condominiums
---------------------------
Senior Care International entered into a contract to purchase a 2/3rds undivided interest in a 6 acre development containing 126 partially completed condominium units overlooking the Pacific Ocean just South of Rosarito Beach in Baja California from Tri-National Portal, S.A. de C.V. U.S. West Homes issued 100,000 shares of Series F Convertible preferred valued at $6,000,000. U.S. West Homes agreed to assume its proportional share of the debt on this property or approximately $600,000. The Company obtained an independent appraisal of the value of property acquired. The "as is" appraisal amount was used to record the transaction less the amount of the required assumption of debt of $600,000.

All of the stock in Senior Care International was sold to Mexican nationals in June, 2002 and U.S. West Homes accepted promissory notes from the purchasers due over a period of four years from the sale date. The amount of the promissory notes dovetail to the original purchase price by U.S. West Homes.

Attorneys in Mexico have advised management that the contract for deed between Senior Care International and Tri-National Portal is unenforceable and therefore, management impaired the entire value of this contract in the amount of $5,400,000 during the year ended December 31, 2002. On March 10, 2003, management discovered that the contract is unenforceable because Tri-National Portal, S.A. de C.V. is not the holder of the contract to purchase the rights to Portal del Mar and that those rights had been assigned to Tri-National Holdings, S.A. de C.V. Senior Care International has no contract with Tri-National Holdings relating to Portal del Mar.

Oasis Planned Urban Development
-------------------------------
The Company formed Mantis Development, Inc. in November 2001 to acquire 750-acre, land tract and a 48-pad mobile home park near Oasis Nevada, which is to be developed into a fully planned urban development. On December 31, 2001, the Company closed escrow on the property. The purchase price can increase to $40,000,000 based on additional milestones which considerable increase the value of the real estate acquired which, if earned, will be satisfied through additional shares of F Preferred. In connection therewith, the Company issued 600,000 shares of Series J Preferred stock valued at $15,870,000, based on an appraisal of $23,120,000, less assumed debt. The Company assumed debt totaling $7,250,000 in connection with this transaction as discussed in Note 5. As part of the acquisition, the Company issued 1,500,000 shares of common stock valued at $1,200,000 to a construction firm for the acquisition and future development of the property, which were capitalized. The construction firm has prepared the master plan, which is to be submitted to Elko County Planning Commission for approval. Management believes the improvements to the properties exceed the costs capitalized.

The acquisitions during the year ended December 31, 2001, were all for real estate properties, which are not considered businesses; therefore, pro forma results of operations are not applicable.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 4 - INTANGIBLE ASSETS

Effective January 1, 2002, goodwill is not amortized. Amortization of customer lists is provided over five (5) years [as of December 31, 2002 there were approximately two and one-half years remaining] using the straight-line method. Intangible assets acquired in connection with the acquisition of Noble on April 28, 2000 consisted of customer lists and goodwill in the amount of $429,000 and $698,000, respectively. The table below shows the gross carrying amount of those assets and the accumulated amortization as of December 31, 2002:


                             Gross Carrying     Accumulated       Net carrying
                                Amount          Amortization         Value
                             ---------------    -------------     -------------
Amortized intangible
assets - customer lists      $      429,000     $   (222,000)     $    207,000
                             ===============    =============     =============
Unamortized intangible
assets Goodwill              $      625,000                       $    625,000
                             ===============                      =============

Aggregate amortization of customer lists for the year ended December 31, 2001 and 2002 were $86,000. The estimated future annual amortization expense as of December 31, 2002 is as follows:

       Year one                    $ 86,000
       Year two                      86,000
       Year three                    35,000
                                   ---------
       Total                       $207,000
                                   =========

Amortization of goodwill during 2001 was $47,000. Pro forma results of operations, assuming goodwill was not amortized during the year is not significant.

NOTE 5 - REAL ESTATE

Real estate consists of the following as of December 31, 2002:

Real estate inventory-
  Evergreen Manor                                $  3,038,000
                                                 =============
Real estate held for development:
  The Cottages at San Jacinto                       3,104,000
  Flamingo 55                                         994,000
  Oasis PUD                                        24,320,000
                                                 -------------
                                                 $ 28,418,000
                                                 =============

Construction in progress which represents monies invested to improve real estate held for development consists of the following as of December 31, 2002:

Construction in progress:
  The Cottages at San Jacinto                         882,000
  Flamingo 55                                         203,000
  Oasis PUD                                            58,000
  Other                                               471,000
                                                 -------------
                                                 $  1,614,000
                                                 =============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 5 - REAL ESTATE, CONTINUED

Real Estate Sold

Beginning in June 2001 through December 31, 2002, the Company sold 27 units of its Evergreen Manor development for total proceeds of $4,772,000. Proceeds from each closing have been used to pay-down the construction loan, a second trust deed and pay-off contractors for work performed on the project.

On May 31, 2001, the Broadway-Acacia building was sold to Broadway-Acacia LLC, an entity controlled by certain officers of U.S. West Homes, for the return of 2,334 shares of the Company's common stock valued at $449,000 and the assumption of debt on the property totaling $1,000,000. The value of the shares returned amounted to approximately $9,000. In connection with this transaction, the Company recorded a loss of $678,000.

On May 9, 2002, Friendly Bear Plaza and Pecos Russell Business Center were sold to Aall Finish Construction, Inc., a wholly owned subsidiary of U.S. Homes & Properties, Inc., a publicly-held company headquartered in Salt Lake City, Utah for 4,200,000 shares of common stock valued at $1.00 per share and promissory notes totaling $500,000 due in ninety days. The stock value declined during the balance of 2002 and for the quarter ended September 30, 2002, management decided to impair the stock value on the Company's balance sheet from $1.00 per share to approximately $.01 per share or from $4,200,000 to $50,000. The promissory notes are past due. Also, the original contract provided for additional stock to be issued in the event the stock of USHP declined and we were entitled to additional stock to make up the difference between $.01 per share and $1.00 per share on April 1, 2003.

NOTE 6 - NOTES RECEIVABLE

Sale of stock in Senior Care International, S.A. de C.V.

On May 29, 2002, U.S. West Homes entered into a stock purchase agreement for the transfer of all of the shares of Senior Care International, S.A. de C.V. to Gold Coast, S.A. de C.V., a Mexican corporation owned and controlled by Mexican nationals. The Company accepted four promissory notes totaling $70,229,000 payable four years from the issue date of May 29, 2002 with interest accruing at 6% interest per annum payable at maturity. These note have been discounted to the related assets historical cost basis in the amount of $32,472,000.

Two of the contracts were abandoned by the new owners of the stock in Senior Care International resulting in the impairment of the contracts commonly known as Plaza Resorts and Portal Del Mar. See Note 3 for further discussion. Accordingly, management recorded an impairment of the notes totaling $12,321,000.

The carrying value of the notes is based upon the carrying value of the contracts for deed which were sold that are considered viable contracts. The carrying value of each of the promissory notes has been determined as follows:

Plaza Rosarito                                   $ 33,200,000
Hills of Bajamar residential acreage               14,950,000
                                                 -------------
                                                   48,150,000
  Less: discount due to carryover basis           (27,999,000)
                                                 -------------
                                                 $ 20,151,000
                                                 =============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 6 - NOTES RECEIVABLE, CONTINUED

The background as to how this carrying value was determined is based upon certain contracts for deed to certain real properties in Baja California, Mexico dated April 30, 2001, on May 22, 2001. Counsel for Senior Care International in Mexico has rendered a legal opinion that Senior Care International has a binding and fully enforceable contract for deed to these properties, that by recording a notice of the lawsuit which was filed to enforce these contracts, this gave notice that Senior Care International has a binding and enforceable contract and is entitled to take fee simple title to the property at any time subject to any pre-recorded liens. The Company is required to pay a transfer tax upon at the time of title transfer.

Management reconsidered its position on the recording of the assets as real estate held for development, and the related liabilities since not all the requirements of SFAS 66 appeared to have been met. Because management believes that the contracts for deed are fully enforceable, management recorded the contracts for deed based on independent "as is" appraisals, less the estimated fair value of any lien or required assumptions of debt. Likewise, it has transferred the carrying value of these assets to the promissory notes which it received when it sold them, discounted to the cost basis of the related assets sold.

As noted above, the Contract for Deed on the property commonly known as Plaza Resorts which had been purchased for $16,079,000 with a debt of $9,079,000 was lost resulting in an impairment of $7,000,000 to the carrying value of the promissory notes as was the contract relating to Portal del Mar resulting in an additional impairment of $5,400,000 [See Note 3].

Other Notes Receivable

In addition, the Company received two non-interest bearing promissory notes totaling $500,000 in the aggregate from the sale of the Friendly Bear and Pecos Russell rental properties on March 31, 2002. Both notes are deemed uncollectible and management has recorded a reduction of such notes by $500,000 [See Note 11].

NOTE 7 - MORTGAGE NOTES

MORTGAGE NOTES TO UNRELATED PARTIES

The Company had secured mortgage obligations as summarized below as of December 31, 2002:

Evergreen Manor Property
------------------------
A construction loan with a bank, bearing
interest at prime plus 1.25% payable in
interest only, payable together with principal
upon release provisions from sales of units,
which are presently on-going                      1,596,000

A loan with a real estate broker at 15%
interest, payable upon release
provisions from sales of units which
are presently on-going                              220,000

Signature Properties
--------------------
Payable to private party,
in foreclosure                                      128,000

Flamingo 55
-----------
A land loan with a bank, interest at
13% per annum, payable monthly
balloon payment due May 1, 2003
cross collateralized with property
owned by related party                              675,000

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 7 - MORTGAGE NOTES, CONTINUED

Payable to private party, interest
at 10% per annum, past due                           53,000

Cottages of San Jacinto
-----------------------
Land loan with a private lender, in
default as of January, 2003, default
interest rate of 18.5% per annum
after Feb. 21, 2003, 13% prior to Feb. 21
2003, cross collateralized with
Evergreen Manor II as third deed of
trust                                             2,109,000
                                               -------------
Total mortgage notes to non-related parties    $  4,781,000
                                               =============
MORTGAGE NOTES TO RELATED PARTY

Cottages of San Jacinto
-----------------------
Loan from related party bearing interest at
10%, due May, 2002, in default                      551,000
                                               =============

Future annual minimum principal payments of mortgage notes as of December 31, 2002 over the next five years, and thereafter are as follows:

   Year ending

    2003                                       $  5,332,000
                                               =============

NOTE 8 - NOTES PAYABLE

The Company had other obligations as summarized below as of December 31, 2002:

Credit facility with a financial
institution, variable interest at a referenced
prime rate, plus 3.5% per annum, 12.5%,
per annum, or $8,000, whichever is
greater, payable monthly, expires
August 31, 2003, renewable
annually by mutual written consent             $    336,000
                                               =============

Noble has a credit line with a financial institution, which is secured by substantially all the assets of Noble, and guaranteed by the Company. Noble can borrow 80% of eligible accounts receivable. Eligible accounts receivable are receivables which are due within a period of 90 days. During 2000, the Company paid off an equipment term loan and an inventory line in 2001. The agreement expires August 31, 2004. The agreement requires the Company to pay an annual fee of $12,000, and a monthly administrative fee equal to 0.34% of the gross accounts receivable balance, payable monthly. Since inception of the agreement in August 31, 2001, the Company has been required to pay the minimum interest of $8,000 per month causing the effective interest rate to exceed the maximum stated rate of 12.5%, per annum. The weighted average effective interest rate on borrowings under this agreement during the year ended December 31, 2002 is approximately 33%, per annum.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 9 - NOTES PAYABLE TO RELATED PARTIES

Credit facility
---------------

At December 31, 2002, the Company has an unsecured credit line with an affiliate which accrues interest at 10%, per annum, payable together with the principal advanced, four (4) years from date of each advance. The credit line currently has no expiration date. The note holder has granted an irrevocable commitment of up to $5,000,000 through August 2004 and the holder has agreed not to terminate the credit line until after that date as a means to ensure the Company meets its working capital requirements.

On April 12, 2002, the Company issued 9,307,811 shares of common stock in satisfaction of $1,926,000 of principal. On November 12, 2002, the board of directors approved a settlement agreement with this related party in the amount of $1,741,000, because of the decline in share value from April 12, 2002. Accordingly, U.S. West Homes reinstated debt in the amount of $1,741,000, and charged operations by a corresponding amount during the year ended December 31, 2002.

As of December 31, 2002, the Company owed this affiliate for advances on the unsecured credit line of $3,338,000 and a secured loan totaling $551,000 which is secured by a deed of trust on the Cottages of San Jacinto. There is still $1,662,000 available under the $5,000,000 credit line. On November 15, 2002, the Company issued 13,670,590 shares of common stock valued at $273,000 to reduce a portion of this indebtedness to a related party.

Mortgage note
-------------

On November 15, 2002, the same affiliate purchased an outstanding mortgage loan on the Cottages of San Jacinto, which was in default at that time. The amount of the mortgage note is $551,000, plus interest at 10% per annum. The note remains in default. However, no demand has been made. [See Note 7]

NOTE 10 - REDEEMABLE COMMON STOCK

The Company issued a total of 77,652,632 shares of common stock to the sellers of the Oasis Planned Urban Development project to satisfy $7,377,000 of mortgage notes. That payment has been reclassified as a liability on the Company's balance sheet as of December 31, 2002 because the stock may be redeemed if the Company does not achieve certain goals by July 26, 2003.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Leases
----------------

Noble leases two buildings, a manufacturing plant, an adjacent warehouse in San Diego, California, and a showroom in San Francisco, California, which require monthly payments of approximately $14,000, $11,000 and $3,000 per month, respectively; the leases expire in September 2003, September 2003 and June 2003 respectively.

The Company leases its corporate headquarters, which requires monthly payments of approximately $5,883 per month and expires in June 2004. The building is owned by a related entity.

Future annual minimum lease payments under non-cancelable operating leases at December 31, 2002, are as follows:

     Year                                                     Total
     ----                                                   ---------
     2003                                                   $314,000
     2004                                                     71,000
                                                            ---------
     Total                                                  $385,000
                                                            =========

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 11 - COMMITMENTS AND CONTINGENCIES, CONTINUED

Consulting Agreements

From time to time, the Company enters into consulting agreements for services ranging from investor relations to construction management and real estate prospecting. Generally, the terms of the agreements provide for monthly payment and may be terminated by either party with 30 days written notice.

Judgments
---------

Rent USA Equipment Leases

On January 23, 2001, the Company leased mining equipment which it in turn sub-leased to Equip USA, a wholly owned subsidiary of Rent USA. The leases were obtained and the Company agreed to become liable under the terms of the leases based upon Rent USA's representation that the equipment would be leased continually for at least the first two years to a single user under a written contract for the rental of the equipment.

The Company's management discovered that after only three months use, the equipment was being returned to the Company by the end user and that the Company would have to find a new user for the equipment. The Company's management negotiated with the original lessor of the equipment to find a new lessee for that equipment, unsuccessfully. The Company brought suit against Rent USA, Equip USA, an affiliate, and their management team for breach of contract, fraud and deceit. The lessors of the leases have obtained a judgment for a deficiency in the amount of $386,000.

The Company claims that any loss which it may suffer as a result of the deficiency should be assessed against Rent USA, Equip USA, its officers and directors and that the lessors themselves should assume a part of the liability due to kick backs which were built into the lease contracts by sales personnel of the lease companies resulting in fraud against the Company and the share purchase transaction void. During the year ended December 31, 2001, management recorded a provision for loss in the amount of $300,000. A judgment in the amount of $386,000 was granted against the Company in February 2003. Accordingly, management recorded an additional $86,000 in losses in 2002.

Loan due to East West Community Developer

In April, 1999, the Company borrowed $700,000 from East West Community Developer. That company, in turn, owed a like amount to International Thermal Packaging who brought suit in the United States Bankruptcy Court in New Jersey seeking payment of this amount from U.S. West Homes, as well as from East West. In January, 2003, a judgment was obtained by International Thermal Packaging for the $700,000 debt plus interest and other costs which totaled approximately $1,278,000. The Company recorded a provision for loss in the amount of $357,000 in 2002.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 12 - CAPITAL TRANSACTIONS

General
-------

These financial statements have been adjusted to reflect a 1 for 30 reverse split of common stock in U.S. West Homes, which became effective on March 15, 2001. The Company's articles of incorporation were amended on July 2, 2002 to raise the stock authorization from 110,000,000 to 220,000,000. Then on January 13, 2003, the authorization was raised to a total of 1,050,000,000 shares with a stated par value of $.001 per share of which 1,000,000,000 are common shares and 50,000,000 are preferred shares. All shares of common stock and preferred stock are entitled to one vote each.

Stock-based Compensation
------------------------

The Company issued stock during the years ended December 31, 2001 and 2002 in lieu of cash compensation to various individuals and entities for services rendered as follows:

                                                                    Compensatory
Purpose for                          Shares Issued                     Value
Issuing Stock                    2001          2002             2001             2002
---------------------------  -----------    -----------     ------------    -------------

Legal                           200,000      5,500,000      $   202,000     $    145,000

Real estate due diligence,
 prospecting and consulting   4,036,882     24,321,088        5,108,000        3,147,000

Investor relations                   --     11,625,000               --          827,000

Director fees                   200,000        200,000          203,000          150,000

Employee compensation         9,600,000     13,900,000        9,799,000        2,777,000
                             -----------    -----------     ------------    -------------
Totals                       14,036,882     55,546,088      $15,312,000     $  7,046,000
                             ===========    ===========     ============    =============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 12 - CAPITAL TRANSACTIONS, CONTINUED

Stock issued to cancel notes payable
------------------------------------

The Company issued stock during the years ended December 31, 2001 and 2002 to pay debts in lieu of cash as follows:

                                                             Compensatory
Purpose for                         Share Issued                Value
Issuing Stock                   2001         2002         2001          2002
--------------------------    ----------  -----------  -----------  ------------
Payment to contractors            1,683           --   $   14,000   $        --

Payments on notes payable
to related party                     --   22,978,401           --     2,199,000

Payoff mortgage               2,871,812           --    2,068,000            --
--------------------------    ----------  -----------  -----------  ------------
Total                         2,873,495   22,978,401   $2,082,000   $ 2,199,000
                              ==========  ===========  ===========  ============

2001 Issuances:

Where stock was issued to pay an expense of the Company, that expense has been charged as an expense on the income statement.

During 2001, the Company issued 4,037,000 shares of common stock for legal and real estate due diligence, prospecting and consulting services valued at $5,112,000 based on the quoted market price less a discount of 10% for transfer restrictions.

In February 2001, the Company issued 2,800 shares of common stock to the former owner of a property acquired in April 1999 pursuant to a settlement agreement. In connection with these issuances, the Company charged operations for the market value of the stock or $41,000.

In February 2001, the Company issued 24,793 shares of common stock to non-resident investors pursuant to Regulation S of the Securities Act in exchange for $8,000 in cash. In connection with this issuance, the Company recorded a charge to operations for $96,000 in expense recognized for the sale of stock below market value included in other expense in the accompanying statements of operations.

As noted in the above table, the Company issued a total of 2,873,495 valued at a total of $2,082,000 in settlement of debt in December 2001 and unpaid contractor invoices in February 2001.

In April 2001, the Company issued a total of 1,565,000 shares of common stock for the acquisition of two real estate properties. The stock was valued at market quotes less a 10% discount for transfer restrictions or a total of $1,661,000.

As discussed in Note 3, on May 31, 2001, the Company sold the Broadway-Acacia building to Broadway-Acacia LLC, an entity controlled by certain officers of U.S. WEST HOMES, for the return of 2,334 shares of the Company's common stock valued at $795,000 and the assumption of debt on the property totaling approximately $1,000,000. The value of the shares returned amounted to approximately $9,000. In connection with this transaction, the Company recorded a loss of $678,000.

Also, as discussed in Note 3, the Company issued 1,500,000 shares of common stock valued at $1,200,000 in connection with the acquisition of land near Oasis, Nevada.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 12 - CAPITAL TRANSACTIONS, CONTINUED

2002 issuances:

Where stock was issued to pay an expense of the Company, that expense has been charged as an expense on the income statement.

During the year ended December 31, 2002, the Company issued a total of 5,500,000 shares of common stock in lieu of cash payment for professional fees to attorneys valued at $145,000 based on the quoted market price less a discount of 10% for transfer restrictions.

During the same year, the Company issued 24,321,000 shares of common stock for real estate due diligence, prospecting and consulting services valued at $3,147,000. These shares were generally issued to pay consultants who are working on property development who received stock in lieu of cash.

Also, the Company issued 11,625,000 shares of common stock for advisory services valued at $827,000.

Then, the Company issued a total of 13,900,000 shares to officers, employees and directors for compensation valued at $2,777,000.

The Company issued 17,834,737 shares of common stock to convert Series J preferred Stock.

Finally, the Company repaid debt to affiliates totaling $2,199,000 by issuing a total of 22,978,401 shares of common stock. This money was paid to M&A Underwriters, LLC, a limited liability company which is controlled by Mervyn A. Phelan, Jr., the managing member, who is the son of Mervyn A. Phelan, Sr., Chairman of the Board of Directors and Chief Executive Officer of the Company.

Preferred Stock
---------------
The Company has filed with the Secretary of State of the State of Nevada Certificates of Powers, Designations, Preferences and Rights regarding Series A, Series F and Series G, Series J and Series K preferred stock. There are 50,000,000 shares of preferred of all classes authorized. As discussed above, each share of preferred stock is entitle to one vote, same as common stock rights. None of the shares issued to date have any liquidation value. Additional powers, designations, preferences and rights are summarized below:

A Preferred
-----------
On January 23, 2002, the Board of Directors authorized and granted an option to two officers acquire 30,000,000 shares of Preferred stock ("A Preferred") in the aggregate. Each share of A Preferred is voting, but provides no rights to dividends nor contains a liquidation preference. The A Preferred is purely a "poison pill" and, therefore, the option to acquire the shares of A Preferred is contingent upon a hostile takeover attempt. As of April 15, 2002, the option is not exercisable. Any consideration with respect to the option to acquire the A Preferred will be triggered upon the event of a hostile take-over attempt.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 12 - CAPITAL TRANSACTIONS, CONTINUED

F Preferred
-----------
During 2001, the Company issued 1,050,000 shares of Series F Convertible preferred for the purchase of properties in Baja California, Mexico. Of these, only 900,000 should ever be converted because the additional shares are not expected to ever be converted since the property represented by those shares has been lost. [See Note 3] The remaining shares are convertible into common stock of U.S. West Homes on a formula which allows 20% of the number of preferred shares to be converted into common stock on the 24 month anniversary date of the issuance of the preferred shares and 20% of the preferred shares convertible on each anniversary date thereafter until all shares have been converted. The period of the conversion, therefore, is six years from the date of issue. Each share of Series F preferred converts into 20 shares of common stock. However, the Company has, at its sole discretion, the right to redeem the preferred shares prior to the conversion date by payment of cash either to the seller or to a lien holder of the seller upon 30 days prior to the conversion date. In the event of redemption, and the redemption is to be paid through the sales of the underlying real property the exact payment terms as to each parcel of real property will vary depending on whether cash is paid from sales of properties. Since the Company has the sole right to redeem the F Preferred, the conversion into common stock will be a forced conversion. The number of common shares which may result from the conversion of Series F preferred, if not redeemed by the Company, will not change.

Optional Redemptions from date of issue April 30, 2001 for Series F Preferred:

date of issue                 number of shares               number of shares of
                              of Series F cancelled          common to be issued
--------------------------------------------------------------------------------

Hills of Bajamar:

April 30, 2003                       60,000                     99,667,000
April 30, 2004                       60,000                     99,667,000
April 30, 2005                       60,000                     99,667,000
April 30, 2006                       60,000                     99,667,000
April 30, 2007                       60,000                     99,667,000

Plaza Rosarito:

April 30, 2003                       120,000                    88,333,000
April 30, 2004                       120,000                    88,333,000
April 30, 2005                       120,000                    88,333,000
April 30, 2006                       120,000                    88,333,000
April 30, 2007                       120,000                    88,333,000

The remaining F Preferred, see below, of the 1,050,000 shares issued will be returned upon the repayment of the obligations, at face value, as specified below:

Project            F Preferred       Face Value
Obligator             Shares       of Obligations
---------------    -----------     --------------
Plaza Rosarito
 Noteholders          600,000      $   9,200,000

Hills of Bajamar
Creditor lien         300,000         11,262,000
                   -----------     --------------
                      900,000      $  20,462,000
                   ===========     ==============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 12 - CAPITAL TRANSACTIONS, CONTINUED

G Preferred
-----------
After April 30, 2002, the Company authorized Series G preferred ("G Preferred") shares and certain shares were issued in connection with certain settlements with existing common shareholders which demanded relief from the Company's one
(1) for 30 reverse stock split. The shares were valued at $190,000 and charged to operations. The G Preferred shares are convertible into 60 shares of common stock on a formula, which allows conversion of 20% of the number of preferred shares held by an individual preferred shareholder on the anniversary date of the issuance of those preferred shares and 20% on each anniversary date thereafter until all preferred shares have been converted. The conversion period is five years from the date of issuance.

The following table shows the number of Series G preferred shares outstanding as of December 31, 2001 and December 31, 2002 and the number of shares converted from Series G preferred to common:

Series G preferred shares outstanding as of December 31, 2001             3,163
Shares issued through December 31, 2002                                  37,708
Shares converted to common stock through December 31, 2002                 (683)
                                                                     -----------
Share balance as of December 31, 2002                                    40,188
                                                                     ===========

J Preferred
-----------
A total of 557,642 shares of Series J preferred shares ("J Preferred") were outstanding held by one (1) shareholder at December 31, 2002. The Series J preferred stock converts over a period of 10 years from the issue date, 20% every two years. The total shares represent $22,626,000 less debt of $7,377,000 or $15,249,000.

Optional Redemptions from date of issue December 31, 2001 for Series J
Preferred:

Total dilution 24 months from issue date = 101,600,000
               48 months from issue date = 101,600,000
               72 months from issue date = 101,600,000
               96 months from issue date = 101,600,000
              120 months from issue date = 101,600,000

K Preferred
-----------
The board of directors authorized and the Company issued an aggregate of 100,000 shares of Series K Preferred Shares ("K Preferred") on October 10 2001, valued at $2,000,000. The shares were issued pursuant to certain settlements reached with certain former sellers of assets to the Company. The K Preferred was issued because the sellers of certain assets suffered a decline in share value held by these individuals. These shares convert into common stock, each share converting into a sufficient number of common shares which equals a price of $40.00 for each K preferred share on the conversion date. On the conversion date, the average ask price of that stock during the 10 day period prior to the actual conversion will be used to determine underlying value of each share of common stock. A total of 20% of the outstanding shares convert each year for a period of 5 years. Assuming a recent ask price of U.S. WEST HOMES at $.40 per share, 5,000,000 shares of common stock would be issued over the conversion period.

Optional redemption from date of issue May 9, 2002 for Series K preferred:

Total dilution 12 months from issue date = 13,333,000
               24 months from issue date = 13,333,000
               36 months from issue date = 13,333,000
               48 months from issue date = 13,333,000
               60 months from issue date = 13,333,000

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 13 - INCOME TAXES

The deferred income tax balances at December 31, 2002 are comprised as follows:

Deferred income tax assets:
    Net operating loss carry forwards           $ 23,260,000
    Valuation allowance                          (23,260,000)
                                                -------------
                                                           -
                                                =============

The valuation allowance for deferred tax assets increased approximately $8,300,000 and $11,260,000 during the years ended December 31, 2001 and 2002, respectively.

At December 31, 2002, the Company had net operating loss ("NOL") carryfowards for Federal and California income tax purposes of approximately $60.5 million and $30.2 million, respectively. Federal NOLs will begin to expire in 2019 and fully expire in 2021, and California NOLs will begin to expire in 2004 and will fully expire in 2014.

In 2001 and 2002, the difference between the tax benefit derived by using the 34% Federal tax rate and the zero benefit recorded by the Company is due to the Company providing a 100% valuation allowance against any deferred tax assets.

As a result of changes in ownership in 2001 and 2002, the Company's use of net operating loss carryforwards may be limited by section 382 of the Internal Revenue Code until such net operating loss carryforwards expire. Deferred tax assets have been computed using the maximum expiration terms of 20 and 5 years for federal and state tax purposes, respectively.

The Company is not current in the filing of its revised income tax returns for the year ended December 31, 2001 because the Company has not filed an amended income tax return for the year ended December 31, 2000 as a result of prior restatements for that year.

NOTE 14 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

U.S. WEST HOMES has developed the following segment information, the first being from rental income which the Company receives from the rental of its income real property, Broadway-Acacia, Pecos Russell Business Center and Friendly Bear. The second is income received from the Noble Furniture manufacturing operation.

Income from the rental property segment and expenses incurred in connection with that segment for the 12 month period ended is as follows [there was no separate reporting of segments during the year 1999 due to the fact that the Company was beginning its operations and had not yet identified segments]:

                                                   2001                2002
                                               ------------        ------------
Rental Income                                  $   875,000         $   206,000
Less: Cost of revenues                             619,000             194,000
      Interest                                     476,000             177,000
                                               ------------        ------------
Gain or loss attributable to
 Rental Operations:                            $  (220,000)        $  (165,000)
                                               ============        ============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 14 - SEGMENT INFORMATION, CONTINUED

Revenues and expenses incurred in connection with the Noble manufacturing operations for the years ended December 31, 2002, are as follows:

                                                      2001              2002
                                                  ------------      ------------

Net sales                                         $ 4,700,000       $ 4,453,000
Cost of sales                                       3,878,000         3,423,000
                                                  ------------      ------------
  Gross profit                                        822,000         1,030,000

Selling and marketing expenses                        269,000           262,000
General and administrative expenses                   643,000           517,000
Interest expense                                      158,000           119,000
                                                  ------------      ------------
Total expenses                                      1,070,000           898,000
                                                  ------------      ------------
Net profit (loss)                                 $  (248,000)      $   132,000
                                                  ============      ============

Property and equipment consist of the following as of December 31, 2002:

Equipment                                                           $    19,000
Improvements                                                             29,000
Machinery                                                             1,038,000
                                                                    ------------
                                                                      1,086,000
Less accumulated depreciation                                          (475,000)
                                                                    ------------
                                                                    $   611,000
                                                                    ============

During the years December 31, 2001 and 2002, depreciation expense totaled $186,000 and $164,000, respectively.

Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventories consist of the following at December 31, 2002.

Finished goods                                                       $   43,000
Work in process                                                         129,000
Raw materials and component parts                                       285,000
                                                                     -----------
                                                                     $  457,000
                                                                     ===========

Inventories are carried at the lower of cost or management's estimate of their net realizable value.

The assets of Noble are pledged as collateral in connection with its credit facility.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 15 - MANAGEMENT'S PLANS

Management's Plans

During the years ended December 31, 2001 and 2002, the Company incurred net losses of $20,416,000 and $29,863,000, respectively. In 2001, the Company's losses included $15,312,000 stock-based compensation and other non-cash transactions. Likewise, in 2002, the Company's losses included $6,323,000 in stock based compensation and impairment to assets totaling $20,600,000. These losses resulted from the following impairments to assets of the Company:

Asset                 Impairment
                      Amount
-----------------     -------------
U.S. Homes and
 Properties           $  4,150,000
Delran Associates        1,000,000
Stem Genetics              870,000
Notes receivable        12,321,000
Real estate assets       1,138,000
Settlements of notes
 to related party        1,741,000
Loss on settlements        518,000
                      -------------
Total:                $ 21,738,000
                      =============

At December 31, 2002, the Company's current assets exceeded current liabilities by $184,000. However, the company's operating losses exceeded current assets by $32,059,000.

To date, the Company has funded its working capital requirements from cash obtained from equity lines of credit, almost all of which has been obtained from an affiliate. This credit line expires in August 2004. This agreement is irrevocable until that date. The Company currently has approximately $1,500,000 available under the credit facility with this affiliate.

Net cash used by operating activities totaled $3,497,000 for the year ended December 31, 2002.

Requirements for cash during the next 12 months will be the need for cash for real estate development projects. Initially, there is the need for cash to purchase land. Secondly, there is a need for cash to provide the entitlements to ready property for construction. Finally, there is the need for cash to build the project.

U.S. West Homes attempts to purchase land in exchange for stock, either common or preferred or, in certain circumstances, a combination of both. In these instances there may be no requirement for cash other than for entitlements which may need to be done either prior to the taking of title or after we secure title. When there is a need for cash, then the Company anticipates raising that cash by the formation of a limited partnership where the limited partners will receive an equity participation in the ownership of the project in exchange for cash. U.S. West Homes or its subsidiary acts as the general partner in these transactions and would normally hold a controlling interest in the partnership. Monies invested in these partnerships is used for the purchase of land and securing of entitlements when necessary. Construction generally will come from construction loans which the Company will obtain directly from bank lenders or other institutions.

As of December 31, 2002, U.S. West Homes had not yet arranged construction financing for its Flamingo 55 project or the Cottages at San Jacinto. Management is working to obtain construction financing for these projects from lending institutions. However, there is no assurance that any financing will be found. If U.S. West Homes is not able to find the necessary financing or fund the loan commitment it already has, this would seriously impact U.S. West Homes' ability to complete these planned projects. However, management believes that if it became impossible to find such financing, U.S. West Homes could sell the projects to others and would not suffer any loss due to the enhancements to the value of those projects which Senior Care has already completed such as the recording of a plot map, completion of engineering and plan approval.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INTERNATIONAL, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 15 - MANAGEMENT'S PLANS, CONTINUED

Recent appraisals indicate the Company's Flamingo 55, The Cottages at San Jacinto, and Signature Apartments properties have a fair value that exceeds the carrying value by $3.8 million. In the event the Company requires capital for its operations in 2002, the Company may be required to sell certain of its properties to generate additional cash flows. Management believes the Company has the ability to meet its working obligations requirements as they become due, based its available credit lines and loan commitments which it presently holds.

Subsequent to the next twenty-four months, we plan to finance our long-term operations and capital requirements with the profits and funds generated from the revenues from the sale of our condominiums, single family residences, from rents from our buildings including both commercial and residential properties, from profits in our manufacturing facility, investment funds received from limited partnerships and further borrowings against credit lines which we already have available to us. We may obtain future funding through new private financings and public offerings of debt and equity securities and most certainly, will continue to borrow money from banks and savings institutions to continue construction projects and real estate development projects.

NOTE 16 - SUBSEQUENT EVENTS

Since December 31, 2003, common stock has been issued to officers, consultants and other professionals in lieu of cash payments. Also, the 2003 Stock Option Plan was implemented by the shareholders and options for the purchase of up to approximately 100,000,000 common shares were also issued to officers, directors and consultants. Then, stock was issued as the Company's investment in a joint venture. The following table shows the number of shares issued and the values of each:

Purpose for             Shares issued             Relationship              Value of
Issuing Stock                                       to issuer               shares on
                                                                          date of issue
                        ------------                                      ------------

Legal                    23,780,000                None                   $   331,000

Real estate due
diligence investigation
& assistance            208,200,000                (1)                      2,129,000

Investor relations       35,000,000                None                       295,000

Officers and directors  260,000,000                (2)                      1,040,000

Stock issued in joint
Venture                 250,000,000                Joint venture            1,750,000
                                                   investment
                        ------------                                      ------------
Totals:                 776,980,000                                       $ 5,545,000
                        ============                                      ============

    (1) 80,000,000 shares of the total noted here were issued to Mervyn A. Phelan, Jr., the son of Mervyn A. Phelan, Sr., Chief Executive Officer of the Company.

    (2) 120,000,000 shares each were issued as a part of the compensation packages to Craig H. Brown, President, and Mervyn A. Phelan, Sr., Chief Executive Officer. 20,000,000 shares each were issued to the two outside directors, David Edwards and John Tanner.