Form 10KSB/A, Exhibit 13
period 2002-12-31
US WEST HOMES INC
filed 2003-04-22
CIK 1095175

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

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                 F-6 to F-9
    For the Years Ended December 31, 2001
    and 2002

CONSOLIDATED STATEMENTS OF CASH FLOWS                           F-10 to F-11
    For the Years Ended December 31, 2001,
    and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      F-12

                        INDEPENDENT AUDITORS' REPORT

The Board of Directors
U.S. West Homes, Inc.
(formerly Senior Care International, Inc.)

We have audited the accompanying consolidated balance sheet of U.S. West Homes, Inc., formerly Senior Care Industries, Inc., and subsidiaries (the
"Company"), as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. West Homes, Inc., formerly Senior Care Industries, Inc., and subsidiaries, as of December 31, 2002 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                                             /s/ McKennon, Wilson & Morgan LLP
                                             ----------------------------------

Irvine, California
April 14, 2003

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                           CONSOLIDATED BALANCE SHEET

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
                                                                    ============

(continued)

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                      CONSOLIDATED BALANCE SHEET, continued

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
                                                                   =============

See Notes to Consolidated Financial Statements

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)

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
                                                   =============   =============

See Notes to Consolidated Financial Statements

                                             U.S. WEST HOMES, INC.
                                  (FORMERLY SENIOR CARE INDUSTRIES, INC.)

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

(continued)                                           F-6


                                             U.S. WEST HOMES, INC.
                                  (FORMERLY SENIOR CARE INDUSTRIES, INC.)

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

(continued)
                                                      F-7

                                             U.S. WEST HOMES, INC.
                                  (FORMERLY SENIOR CARE INDUSTRIES, INC.)

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


                                             U.S. WEST HOMES, INC.
                                  (FORMERLY SENIOR CARE INDUSTRIES, INC.)

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
                                ================================================================================

See: Notes to consolidated financial statements

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
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
                                                        =============   =============

See notes to Consolidated Financial Statements

                             U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                                                               For The Year Ended
                                                                   December 31,
                                                               2001           2002
                                                         -------------    -------------
                                                          (as restated)
Supplemental disclosure of cash flow information
  Cash paid during the year for
   interest, net of amounts capitalized                  $    592,000     $    857,000
                                                         =============    =============
Supplemental disclosure of non-cash investing
 and financing activities:
 Real estate activities:
  Series F Preferred issued for real estate
   contracts for deed                                    $ 32,309,000     $         --
  Series J Preferred issued for real estate assets
   net of liability assumed of $7,377,000                  17,071,000               --
  Redeemable common stock issued for repayment of note             --        7,377,000
  Common stock issued for real estate assets                1,661,000               --
  Common stock issued for payment of mortgage notes         2,082,000               --
  Common stock issued in settlement of related
   party notes payable                                             --        2,199,000
  Net sale of contracts for deed for notes                         --       32,478,000
  Marketable securities received from sales
   of commercial rental property                                   --        4,200,000
 Other financing and investing activities:
  Common stock issued for investment, at cost                      --          870,000

See notes to Consolidated Financial Statements

                                      F-11

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

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

On April 30, 2001, the Company, through its Mexican subsidiary, Senior Care International, S.A. de C.V. purchased contracts for deed relative to four parcels of real property located in Baja California in Mexico for a total purchase price of $70,229,000 less certain debts which brought the adjusted purchased price down to $32,472,000. The properties represented by the contracts for deed included an uncompleted shopping center, ocean front land suitable for development for a hotel in Rosarito Beach, 650 acres of raw land adjacent to the Bajamar Golf & Country Club in Ensenada, an unfinished condominium complex south of Rosarito Beach and 16 acres of ocean front land inside of the Bajamar Golf & Country Club suitable for development of a time share project. The Company paid 1,050,000 shares of Series F convertible preferred stock for these contracts. The stock converts into common stock over a period of six years with the first conversion date being on April 30, 2003. Subsequently, 2002, the stock in our Mexican corporation was sold to a Mexican group and the Company accepted promissory notes which are equal to our purchase price payable over a period of four years from the sale date.

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

Per Share Information
---------------------
Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding. Diluted earnings (loss) per share is computed by dividing net income available to common shareholders by the weighted average common shares outstanding plus the potential effect of dilutive securities which are convertible to common shares such as options, warrants and preferred stock. Due to the net loss incurred in 2001 and 2002, all common stock equivalents outstanding were considered anti-dilutive and were excluded from the calculations of diluted net loss per share. Potential common shares which would have been included in diluted per share information consisting of the incremental common shares issuable upon the conversion of preferred stock, using the if-converted method and the exercise of stock options, using the treasury stock method approximated 300,270,333 shares for the year ended December 31, 2003.

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
--------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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

Oasis Planned Urban Development
-------------------------------
The Company formed Mantis Development, Inc. in November 2001 to acquire 750-acre, land tract and a 48-pad mobile home park near Oasis Nevada, which is to be developed into a fully planned urban development. On December 31, 2001, the Company closed escrow on the property. The purchase price can increase to $40,000,000 based on additional milestones which considerably increase the value of the real estate acquired which, if earned, will be satisfied through additional shares of J Preferred. In connection therewith, the Company issued 600,000 shares of Series J Preferred stock valued at $15,870,000, based on an appraisal of $23,120,000, less assumed debt. The Company assumed debt totaling $7,250,000 in connection with this transaction. As part of the acquisition, the Company issued 1,500,000 shares of common stock valued at $1,200,000 to a construction firm for the acquisition and future development of the property, which were capitalized. The construction firm has prepared the master plan, which is to be submitted to Elko County Planning Commission for approval. Management believes the improvements to the properties exceed the costs capitalized.

The acquisitions during the year ended December 31, 2001, were all for real estate properties, which are not considered businesses; therefore, pro forma results of operations are not applicable.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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


                             Gross Carrying     Accumulated       Net carrying
                                Amount          Amortization         Value
                             ---------------    -------------     -------------
Amortized intangible
assets - customer lists      $      429,000     $   (222,000)     $    207,000
                             ===============    =============
Unamortized intangible
assets Goodwill              $      625,000                            625,000
                             ===============                      ------------
                                                                  $    832,000
                                                                  ============

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
                                                 =============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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
                                                 -------------
                                                 $ 20,151,000
                                                 =============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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
                                                            =========

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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
                             ===========    ===========     ============    =============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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

During 2001, the Company issued 4,037,000 shares of common stock for legal and real estate due diligence, prospecting and consulting services valued at $5,108,000 based on the quoted market price. Management has had to issue increased amounts of stock because of the difference between issue prices and amounts credited by the holders based upon proceeds from sales.

Because management does not pay cash compensation, the Company issued 9,800,000 shares to officers and directors valued at $10,002,000 of which $8,000,000 was received by the Company's chief executive.

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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

Because the Company does not pay cash compensation, it issued a total of 14,100,000 shares to officers, employees and directors for compensation valued at $2,927,000.

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

A Preferred
-----------
On January 23, 2002, the Board of Directors authorized and granted an option to two officers acquire 30,000,000 shares of Preferred stock ("A Preferred") in the aggregate. Each share of A Preferred is voting, but provides no rights to dividends nor contains a liquidation preference. The A Preferred is purely a "poison pill" and, therefore, the option to acquire the shares of A Preferred is contingent upon a hostile takeover attempt. As of April 15, 2003, the option is not exercisable. Any consideration with respect to the option to acquire the A Preferred will be triggered upon the event of a hostile take-over attempt.

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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
                   ===========     ==============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

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

The Company is not current in the filing of its income tax returns for the year ended December 31, 2001 because the Company has not filed an amended income tax return for the year ended December 31, 2000 as a result of prior restatements for that year.

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
                                               ============        ============

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 14 - SEGMENT INFORMATION, CONTINUED

Revenues and expenses incurred in connection with the Noble manufacturing operations for the years ended December 31, 2002, are as follows:

                                                      2001              2002
                                                  ------------      ------------

Net sales                                         $ 4,700,000       $ 4,481,000
Cost of sales                                       3,878,000         3,437,000
                                                  ------------      ------------
  Gross profit                                        822,000         1,044,000

Selling and marketing expenses                        269,000           281,000
General and administrative expenses                   643,000           751,000
Interest expense                                      158,000           127,000
                                                  ------------      ------------
Total expenses                                      1,070,000         1,159,000
                                                  ------------      ------------
Net profit (loss)                                 $  (248,000)      $  (115,000)
                                                  ============      ============

Property and equipment consist of the following as of December 31, 2002:

Equipment                                                           $    19,000
Improvements                                                             29,000
Machinery                                                             1,038,000
                                                                    ------------
                                                                      1,086,000
Less accumulated depreciation                                          (475,000)
                                                                    ------------
                                                                    $   611,000
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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 15 - MANAGEMENT'S PLANS

Management's Plans

During the years ended December 31, 2001 and 2002, the Company incurred net losses of $20,416,000 and $30,888,000, respectively. In 2001, the Company's losses included $15,312,000 stock-based compensation and other non-cash transactions. Likewise, in 2002, the Company's losses included $7,046,000 in stock based compensation and impairment to assets totaling $21,738,000. These losses resulted from the following impairments to assets of the Company:

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
                      =============

At December 31, 2002, the Company's current manufacturing assets exceeded current liabilities by $184,000. However, the Company has real estate trade payables totaling $1,079,000, the majority of which will be paid through sales of units at Evergreen Manor II, accrued interest of $468,000, the majority of which relates to interest due to holder of the Series J preferred, which will be paid through the issuance of common or Series J Preferred stock. Net cash used by operating activities totaled $956,000 for the year ended December 31, 2002.

To date, the Company has funded its working capital requirements from cash obtained from equity lines of credit, almost all of which has been obtained from an affiliate. This credit line expires in August 2004. This agreement is irrevocable until that date. At December 31, 2002, the Company had $1,662,000 available under the credit facility with this affiliate.

Additional requirements for cash during the next 12 months may be the need for cash for real estate development. We will need construction financing for these development activities.

Management currently estimates its operating activities will be approximately $1.5 million during the next 12 months. These cash requirements will be provided by our related party credit facility. In the event Management requires additional capital, management may be forced to sell Flamingo 55 which is listed for sale for $1,450,000 with net equity to exceed $500,000. Management also expects to generate cash flows from continuing sales of condominiums at Evergreen Manor II.

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

                              U.S. WEST HOMES, INC.
                   (FORMERLY SENIOR CARE INDUSTRIES, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
-------------------------------------------------------------------------------

NOTE 15 - MANAGEMENT'S PLANS, CONTINUED

Recent appraisals indicate the Company's Flamingo 55, The Cottages at San Jacinto, and Signature Apartments properties have a fair value that exceeds the carrying value by $3.8 million. In the event the Company requires capital for its operations in 2003, the Company may be required to sell certain of its properties to generate additional cash flows. Management believes the Company has the ability to meet its working obligations requirements as they become due, based its available credit lines and loan commitments which it presently holds.

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